Exhibit 99.1

Hydril Announces Fourth Quarter 2005 Earnings Per Share

HOUSTON (January 30, 2006) — / Market Wire / — (Nasdaq: HYDL) Hydril reported earnings for the fourth quarter ended December 31, 2005 of $0.88 per diluted share, up 9% sequentially from $0.81 reported in the third quarter of 2005, and up 38% from $0.64 reported for the fourth quarter of 2004. The third quarter 2005 included a net gain on the sale of surplus real estate which increased after-tax earnings by $0.06 per diluted share.

On a sequential basis, fourth quarter revenue of $113.3 million was up 22%, operating income of $30.7 million was up 13%, and net income of $21.4 million was up 9%. Compared to the fourth quarter of 2004, revenue increased 31%, operating income increased 35%, and net income increased 41%.

For the year-ended December 31, 2005, earnings per diluted share was $3.05, up 54% when compared to $1.98 per diluted share in 2004. For the year, revenue of $376.7 million was up 32% from the prior year, operating income of $105.0 million was up 58%, and net income of $73.2 million was up 58%.

Chris Seaver, President and CEO, commented, “Sustained growth in deep formation drilling and demand for deepwater rigs propelled Hydril to its second consecutive year of significantly higher revenue and earnings. Strong demand for our premium connection products resulted in that segment generating nearly two-thirds, $246 million, of Hydril’s 2005 revenue. The backlog of capital equipment for our pressure control business began a sharp upturn in the third quarter of 2005 resulting in a backlog of $157 million at year-end. The financial impact of these capital equipment orders should be realized over the next three years.”

Premium Connection Segment

Fourth quarter revenue for Hydril’s premium connection segment increased 16% sequentially to $73.1 million and operating income increased 4% to $23.8 million. These increases were primarily driven by increasing demand for our products in domestic markets and higher pipe sales for international markets. Operating margin for the fourth quarter was 33%, down from 37% for the third quarter due to increased lower-margin pipe revenue, product mix, and slightly higher costs of manufacturing.

Pressure Control Segment

Sequentially, fourth quarter revenue for the pressure control segment increased 34% to $40.2 million and operating income increased 32% to $11.4 million. Aftermarket revenue increased 30% sequentially to $20.9 million and capital equipment revenue increased 38% to $19.3 million. The increase in aftermarket revenue was due in part to the recovery efforts of drilling contractors from the impact of hurricane activity in the Gulf of Mexico. The increase in capital equipment revenue resulted from progress associated with project orders for deepwater and jack-up blowout prevention systems, which are recorded on a percentage-of-completion accounting basis.

At the end of the quarter, the capital equipment backlog reached $157 million up from $61 million at September 30, 2005, and up from $15 million at December 31, 2004. Deliveries for this backlog will begin in the first quarter of 2006 and continue into mid-year 2008.

Market Indicators

As more fully described on our website at www.hydril.com on the “Market Indicators” page, our principal indicators are: (1) the U.S. rig count for rigs drilling at targets deeper than 15,000 feet, (2) Gulf of Mexico rigs under contract, (3) the international rig count, (4) the worldwide offshore rig count, and (5) the total U.S. rig count.

Conference Call

Hydril’s conference call to discuss fourth quarter financial results is scheduled for Monday, January 30, 2006 at 1:00 p.m. EST (12:00 p.m. CST; 10:00 a.m. PST) and is accessible by dialing (800) 657-1269 (domestic) or (973) 409-9256 (international) and referencing passcode # 6898705. For further information on the call or the webcast, please visit the company’s website at www.hydril.com or see the company’s press release announcing the earnings conference call dated January 19, 2006.

To the extent not provided in the call, reconciliations of any non-GAAP financial measures discussed in the call will be available on the Investor Relations page of Hydril’s website.

Hydril, headquartered in Houston, Texas, is engaged worldwide in engineering, manufacturing and marketing premium connection and pressure control products used for oil and gas drilling and production.

Forward-Looking Statements

This press release contains forward-looking statements concerning expected future results. These statements relate to future events and the company’s future financial performance, including the company’s business strategy and product development plans, and involve known and unknown risks, uncertainties and assumptions. These risks, uncertainties and assumptions, many of which are more fully described in Hydril Company’s Quarterly Report on Form 10-Q for the quarter-ended September 30, 2005 filed with the Securities and Exchange Commission, include but are not limited to the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Hydril’s products, the impact of geo-political and other events affecting international markets and trade, Hydril’s ability to successfully develop new technologies and products and maintain and increase its market share, the impact of international and domestic trade laws, the change to distribution methods of premium connections, overcapacity in the pressure control industry, and high fixed costs that could affect the pricing of Hydril’s products. These factors may cause Hydril’s or the industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

Contact: Sue Nutt, Manager, Investor Relations

& Corporate Communications; (281) 985-3532

HYDRIL COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended (unaudited)			Twelve Months Ended (unaudited)
	Dec. 31, 2005	Sept. 30, 2005	Dec. 31, 2004	Dec. 31,
				2005	2004
Revenue
Premium Connection	$73,130	$62,928	$58,389	$246,470	$184,782
Pressure Control
Aftermarket	$20,890	16,094	14,995	73,216	61,204
Capital Equipment	19,306	13,952	13,140	57,038	39,367

Subtotal Pressure Control	40,196	30,046	28,135	130,254	100,571

Total Revenue	113,326	92,974	86,524	376,724	285,353

Total Gross Profit	46,407	41,284	36,916	163,563	118,413
Gross Margin	41%	44%	43%	43%	41%

Selling, General, and Admin. Expenses	15,722	14,109	14,103	58,607	52,007

Operating Income (Loss)
Premium Connection	23,784	22,974	20,460	85,054	60,899
Pressure Control	11,375	8,628	6,253	37,381	20,971
Corporate Administration	(4,474)	(4,427)	(3,900)	(17,479)	(15,464)

Total Operating Income	30,685	27,175	22,813	104,956	66,406
Operating Margin	27%	29%	26%	28%	23%

Interest Income	1,337	959	466	3,900	1,113
Other Income/(Expense)	(341)	1,318	(261)	724	(335)

Income Before Income Taxes	31,681	29,452	23,018	109,580	67,184
Provision for Income Taxes	10,311	9,840	7,869	36,337	20,697

Net Income	$21,370	$19,612	$15,149	$73,243	$46,487

Net Income Per Share:
Basic	$0.90	$0.83	$0.65	$3.12	$2.02
Diluted	$0.88	$0.81	$0.64	$3.05	$1.98

Weighted Average Shares Outstanding:
Basic	23,630,944	23,550,685	23,191,513	23,500,620	22,996,401
Diluted	24,155,879	24,121,067	23,765,644	24,019,273	23,432,493

Depreciation and Amortization
Premium Connection	$2,287	$2,181	$2,068	$8,587	$7,815
Pressure Control	804	797	746	3,116	2,920
Corporate Administration	488	490	479	1,984	1,902

Total Depreciation and Amortization	3,579	3,468	3,293	13,687	12,637

Capital Expenditures	6,454	3,926	5,965	17,144	12,356

Pressure Control Backlog
Capital Equipment	$156,718	$61,164	$14,576

HYDRIL COMPANY

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	December 31, 2005	December 31, 2004
	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$65,145	$51,733
Investments	108,084	69,365
Total receivables	78,204	62,441
Total inventories	57,646	34,820
Deferred tax asset	11,390	8,794
Other current assets	3,669	3,422

Total current assets	324,138	230,575

LONG-TERM ASSETS:
Property, net	105,138	102,368
Other long-term assets	21,286	10,703

Total long-term assets	126,424	113,071

TOTAL	$450,562	$343,646

CURRENT LIABILITIES:
Accounts payable	$23,443	$23,292
Accrued liabilities and other current liabilities	39,934	31,061

Total current liabilities	63,377	54,353

LONG-TERM LIABILITIES:
Deferred tax liability and other tax obligations	12,143	2,974
Post-retirement, pension benefits and other	14,207	11,536

Total long-term liabilities	26,350	14,510

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	360,835	274,783

TOTAL	$450,562	$343,646